Exhibit (e)(5)

November 19, 2012

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Attn: Thomas Lemke, General Counsel

Re:	Placement Agency Agreement dated as of December 1, 2005

Ladies and Gentlemen:

Reference is made to the Placement Agency Agreement, dated as of December 1, 2005 (as amended to date, the “Agreement”), between Legg Mason Investor Services, LLC, a Massachusetts trust company, and Master Portfolio Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as Municipal High Income Portfolio. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

MASTER PORTFOLIO TRUST

By:	/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: President

Agreed:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Jeremiah O’Shea
Name: Jeremiah O’Shea
Title: Managing Director

Effective Date: November 28, 2012

Appendix A

As of November 28, 2012

Prime Cash Reserves Portfolio

Liquid Reserves Portfolio

U.S. Treasury Reserves Portfolio

Tax Free Reserves Portfolio

Government Portfolio

Short Term Yield Portfolio

Municipal High Income Portfolio